EXHIBIT 99.6

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote on our plan of conversion (the “Plan”). Pursuant to the Plan, our organization will convert from the mutual holding company structure to the fully public stock holding company structure. In connection with the conversion, Atlantic Coast Financial Corporation, which we have formed to become the parent company of Atlantic Coast Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Q&A brochure with important information about the Plan, the proxy vote and the stock offering.

The Proxy Vote

Although the Plan has been conditionally approved by our regulators, we must also receive the approval of our depositors. YOUR VOTE IS IMPORTANT TO US — NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. You may have received more than one Proxy Card, depending on the ownership structure of your deposit accounts at Atlantic Coast Bank. None are duplicates. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or internet, by following the instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan. Please note:

•	The proceeds resulting from the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

•	The terms of your existing deposit accounts and loans will not change as a result of the conversion. Your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

•	You will continue to enjoy the same services with the same Board of Directors and staff.

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

The Stock Offering

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible Atlantic Coast Bank customer, you have a nontransferable right, but no obligation, to buy shares of Atlantic Coast Financial Corporation common stock before any shares are offered for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 11:00 a.m., Eastern Time, on                    , 2007. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a customer of Atlantic Coast Bank.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(     )        -
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday

M

Dear Friend:

I am pleased to tell you about an investment opportunity in our financial organization. Atlantic Coast Bank serves customers throughout northeast Florida and southeast Georgia. Atlantic Coast Financial Corporation, which we formed to become the parent company of Atlantic Coast Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Atlantic Coast Financial Corporation common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 11:00 a.m., Eastern Time, on          , 2007.

Our organization’s stock currently trades on Nasdaq, under trading symbol “ACFC.” We expect that the newly issued shares of Atlantic Coast Financial Corporation stock will trade on Nasdaq after the offering concludes.

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(     )     -
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday

C

Dear Friend:

I am pleased to tell you about an investment opportunity. Atlantic Coast Financial Corporation, newly-formed to become the parent company of Atlantic Coast Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in the initial stock offering.

As an eligible depositor of Atlantic Coast Bank on March 31, 2006 or June 30, 2007, whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Atlantic Coast Financial Corporation common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) by no later than 11:00 a.m., Eastern Time, on                    , 2007. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Questions?

Call our Stock Information Center, toll-free, at 1-(          )           -
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday

F

Dear Stockholder:

I invite you to attend the 2007 special meeting of stockholders of Atlantic Coast Federal Corporation, to be held at the          , in          , at          .m., Eastern Time, on          , 2007.

Enclosed is a proxy statement/prospectus describing the business to be conducted at the special meeting. Stockholders are being asked to approve the plan of conversion and reorganization (“the Plan”) of Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation. Please promptly vote your shares of common stock using the enclosed proxy card and mailing it in the reply envelope provided or, if you prefer, vote by telephone or internet by following the instructions provided on the proxy card. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend the meeting. Your Board of Directors recommends a vote “FOR” the Plan.

The Plan — Your vote on the Plan is important.  The Plan has been conditionally approved by our regulators, however we must also receive the approval of our stockholders. Pursuant to the Plan, Atlantic Coast Financial Corporation will succeed Atlantic Coast Federal Corporation as the parent holding company for Atlantic Coast Bank, and our organization will convert from the mutual holding company structure to the fully public stock holding company structure.

If you have questions about the Plan or voting, please call          , our proxy solicitation firm, at 1-(     )        -       .

The Informational Proposals — Your proxy card includes Informational Proposals, which summarize the material difference between the charter of Atlantic Coast Federal Corporation and the articles of incorporation of Atlantic Coast Financial Corporation. While we are asking you to vote on those proposals, they will become effective, regardless of the stockholder vote on them, as long as the Plan is approved by our stockholders.

The Exchange — The shares of Atlantic Coast Federal Corporation common stock that you own as of the completion of the conversion and offering will be exchanged for new shares of common stock of Atlantic Coast Financial Corporation. The number of new shares of common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion and offering, our exchange agent will send a transmittal form to each stockholder who holds stock certificates. The form will explain the procedure to exchange shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares that are held in street name (in a brokerage account) will be converted automatically at the conclusion of the conversion and offering; no action or documentation will be required of you.

The Stock Offering — The shares of Atlantic Coast Financial Corporation common stock are offered for sale at $10.00 per share. No commission will be charged to purchasers in the stock offering. Eligible depositors of Atlantic Coast Bank have first priority to purchase shares in a subscription offering, currently underway. If all shares are not subscribed for by eligible depositors, shares may be available in a community offering. Stockholders interested in participating in a community offering can receive a Prospectus and a Stock Order Form by calling our Stock Information Center, toll-free, at 1-(          )          -          , Monday through Friday. Stock Order Forms must be received (not postmarked) no later than 11:00 a.m., Eastern Time, on                    , 2007.

Together with our Board of Directors, I thank you for your continued support as a stockholder of Atlantic Coast Federal Corporation.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

SH

Dear Sir/Madam:

At the request of Atlantic Coast Financial Corporation, we are enclosing materials regarding the offering of shares of Atlantic Coast Financial Corporation common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Ryan Beck & Co, Inc. has been retained by Atlantic Coast Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.
(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE:

THIS PACKAGE INCLUDES PROXY
CARD(S) REQUIRING YOUR
SIGNATURE.

IF MORE THAN ONE PROXY CARD IS
ENCLOSED, PLEASE PROMPTLY
VOTE EACH CARD...
NONE ARE DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

PLEASE VOTE THE ENCLOSED
PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you, please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed Proxy Reply Envelope or follow the telephone or internet voting instructions on the Proxy Card.

OUR BOARD OF DIRECTORS
ASKS THAT YOU VOTE “FOR”
THE PLAN OF CONVERSION

NOT VOTING HAS THE SAME EFFECT AS
VOTING “AGAINST” THE PROPOSAL

VOTING DOES NOT OBLIGATE YOU TO PURCHASE COMMON STOCK DURING THE ATLANTIC COAST FINANCIAL CORPORATION STOCK OFFERING

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF, MANAGEMENT OR THE TERMS OF YOUR ATLANTIC COAST BANK DEPOSIT ACCOUNTS OR LOANS

If you receive more than one of these reminder mailings, please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Stock Information Center, toll-free, at 1-(          )           -
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time

PG1

Dear Stockholder:

We recently mailed you proxy materials in connection with our upcoming special meeting of stockholders, to be held on                    , 2007. According to our records, we have not received your proxy vote. For your convenience, we have enclosed a replacement proxy card. You may mail the proxy card using the reply envelope provided. Alternatively, you may vote by telephone or internet, by following the instructions on the on the proxy card.

Please note that your vote counts. It is very important that your shares be voted, regardless of the number of shares you own!

Please disregard this letter if you have already voted.

Thank you for your cooperation and your continued support.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

SL

You’re Invited!
You are cordially invited to an Informational Meeting to learn more about the offering of Atlantic Coast Financial Corporation common stock and the business of Atlantic Coast Bank.
Senior executives of Atlantic Coast Bank will present information and answer your questions.
DATE
TIME
PLACE
ADDRESS
FOR RESERVATIONS, PLEASE CALL:
Atlantic Coast Financial Corporation
Stock Information Center
toll-free at l-(           )           —           ,
From 10:00 a.m. to 4:00 p.m. Eastern Time,
Monday through Friday
This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible depositors' subscription rights in the stock offering.

Q: Will the stock be insured?
A: No. Like any common stock, Atlantic Coast Financial Corporation's stock will not be insured.

Q: Will dividends be paid on the stock?
A: After the conversion and stock offering, we intend to continue to pay cash dividends on a quarterly basis. The amount of dividends paid will preserve the dividend amount that Atlantic Coast Federal Corporation public stockholders currently receive, as adjusted to reflect the exchange ratio which relates to the current stockholders' exchange of their Atlantic Coast Federal Corporation shares for new shares of Atlantic Coast Financial Corporation common stock. However, the dividend rate and the continued payment of dividends will depend upon a number of factors, including our capital requirements, our financial condition and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

Q: How will Atlantic Coast Financial Corporation's shares trade?
A: Upon completion of the conversion and stock offering, the shares of common stock of Atlantic Coast Financial Corporation will replace existing shares of Atlantic Coast Federal Corporation on the Nasdaq Global Market. We expect that Atlantic Coast Financial Corporation's shares of common stock will trade on the Nasdaq Global Market under the trading symbol "ACFCD" for a period of 20 trading days following the completion of the offering. Thereafter, Atlantic Coast Financial Corporation's trading symbol will revert to "ACFC." You may contact a firm offering investment services in order to buy or sell Atlantic Coast Financial Corporation shares in the future. **Purchasers may not be able to sell the shares of common stock they ordered in the stock offering until their stock certificate is delivered to them, even though the common stock will have begun trading.**

Q: Are officers and directors of Atlantic Coast Financial Corporation planning to purchase stock?
A: Yes. The executive officers and directors of Atlantic Coast Financial Corporation, together with their associates, plan to purchase, in the aggregate, 213,450 shares, which equals 1.4% of the common stock that would be sold at the midpoint of the offering range.

Q: Can I change my mind after I place an order to purchase stock?
A: No. After receipt, your Stock Order Form cannot be modified or withdrawn.

WHERE TO GET MORE INFORMATION

Q: How can I get more information?
A: A Stock Information Center has been established at our banking office located at 10328 Deerwood Park, Blvd., Jacksonville, Florida. You may visit the Stock Information Center or call, toll-free, at 1-(___) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Center is not open on weekends or on bank holidays.

Q & A

Questions and Answers About our Conversion and Stock Offering

Atlantic Coast Financial Corporation®

QUESTION AND ANSWERs about our Conversion and Stock offering
This BROUCHRE is neither an offer to sell nor a solicition of an offer to buy shares of common stock.
Where to get more Information

GENERAL – THE CONVERSION

Q: What is the conversion?

A: Pursuant to a plan of conversion and reorganization (the "Plan") adopted by our Board of Directors, Atlantic Coast Bank is converting from a mutual holding company structure to a fully-public ownership structure. Currently, Atlantic Coast Federal, MHC owns 63.8% of Atlantic Coast Federal Corporation's common stock. The remaining 36.2% of Atlantic Coast Federal Corporation's common stock is owned by public stockholders. As a result of the conversion, our newly formed company, called Atlantic Coast Financial Corporation, will become the parent holding company of Atlantic Coast Bank. Shares of common stock of Atlantic Coast Financial Corporation representing the 63.8% ownership interest of Atlantic Coast Federal, MHC in Atlantic Coast Federal Corporation are being offered for sale to eligible depositors of Atlantic Coast Bank, and, possibly, to the public. At the completion of the conversion, public stockholders of Atlantic Coast Federal Corporation will exchange their shares of Atlantic Coast Federal Corporation common stock for shares of common stock of Atlantic Coast Financial Corporation in order to maintain their percentage ownership prior to the stock offering (excluding the purchases of stock in the offering).

After the conversion is completed, 100% of the common stock of Atlantic Coast Financial Corporation will be owned by public stockholders. At the conclusion of the conversion, Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC will cease to exist.

Q: What are the reasons for the conversion?

A: The increased capital from the stock offering will support internal growth through lending in the communities we serve, fund new and enhanced products and services, improve the liquidity of our stock, and finance the acquisition of financial institutions or financial services companies, if favorable opportunities become available.

Q: Will customers notice any change in Atlantic Coast Bank's day-to-day activities as a result of the conversion?

A: No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. Atlantic Coast Bank's name will not change. We will continue to operate as an independent bank.

Q: Will the conversion affect customers' deposit accounts or loans?

A: No. The conversion will not affect the balance or terms of deposits or loans, and deposits will continue to be insured up to the maximum legal limits by the Federal Deposit Insurance Corporation. **Deposit accounts are not being converted to stock.**

THE STOCK OFFERING AND PURCHASING SHARES

Q: How many shares are being offered and at what price?

A: Atlantic Coast Financial Corporation is offering for sale between 12,750,000 and 17,250,000 (subject to increase to 19,837,500) shares of common stock at $10.00 per share. No commission will be charged to purchasers in the stock offering.

Q: Who is eligible to purchase stock in the Subscription Offering?

A: Pursuant to the Plan, non-transferable rights to buy shares of common stock in a **Subscription Offering** have been granted in the following order of priority:

Priority #1 – Atlantic Coast Bank depositors with aggregate balances of at least $50.00 as of the close of business on March 31, 2006;

Priority #2 – Our employee stock ownership plan;

Priority #3 – Atlantic Coast Bank depositors with aggregate balances of at least $50.00 as of the close of business on June 30, 2007; and,

Priority #4 – Atlantic Coast Bank depositors on ____ __, 2007.

If all shares are not subscribed for in the Subscription Offering, Atlantic Coast Financial Corporation may choose to offer the shares to the general public in a **Community Offering.** The Community Offering, if any, may commence during the Subscription Offering or just after the Subscription Offering concludes.

If a Community Offering is conducted, shares will be offered with a preference given first to natural persons residing in Chatham, Coffee and Ware Counties, Georgia, and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida. Second preference will be granted to Atlantic Coast Federal Corporation public stockholders as of ________ __, 2007.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.

Q: How may I buy shares during the Offering?

A: Shares may be purchased by completing a Stock Order Form and returning it, with full payment, so that it is *received* (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the Stock Order Form, or (3) by hand-delivery to the Stock Information Center, located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida. **Stock Order Forms may NOT be delivered to other Atlantic Coast Bank offices.**

Q: What is the deadline for purchasing shares?

A: An executed Stock Order Form with the required full payment must be physically received by us, using an accepted method of delivery as described above, by no later than 11:00 a.m., Eastern Time, on ________ __, 2007.

Q: How can I pay for the shares?

A: Payment for shares can be remitted in two ways:

(1) By personal check, bank check or money order, payable directly to "Atlantic Coast Financial Corporation." These will be cashed upon receipt. You may not remit Atlantic Coast Bank line of credit checks, and we will not accept wire transfers or third party checks, including those payable to you and endorsed over to Atlantic Coast Financial Corporation.

(2) By authorizing direct withdrawal of funds from your Atlantic Coast Bank deposit account(s). The order form section titled "Method of Payment – Account Withdrawal" allows you to list the account number(s) and amount(s) to be withdrawn. The types of Atlantic Coast Bank deposit accounts that may be used for this purpose are outlined on the Stock Order Form. The funds designated must be available within the account(s) at the time the Stock Order Form is received.

Q: Can I use my Atlantic Coast Bank IRA or IRA's held elsewhere, to purchase the shares?

A: You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Atlantic Coast Bank or elsewhere, please call the Stock Information Center as soon as possible – preferably two weeks before the ______, 2007 offering deadline.

Q: Can I use a loan from Atlantic Coast Bank to pay for shares?

A: No. Atlantic Coast Bank, by regulation, may not extend a loan for the purchase of Atlantic Coast Financial Corporation common stock in the offering. Similarly, you may not use existing Atlantic Coast Bank line of credit checks to purchase stock in the stock offering.

Q: Will I earn interest on my funds?

A: Yes. If you pay by check or money order, you will earn interest calculated at Atlantic Coast Bank's passbook savings rate from the day we process your check or money order until the closing of the conversion. At that time, we will issue to you a check for interest earned on those funds. If you pay for the shares by authorizing a direct withdrawal from your Atlantic Coast Bank deposit account(s), your funds will continue earning interest during the offering at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion.

Q: Are there limits on how many shares I can order?

A: Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual is 75,000 ($750,000). Also, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 150,000 shares ($1.5 million) in all categories of the offering combined. Current Atlantic Coast Federal Corporation stockholders are subject to these purchase limitations and to an overall ownership limitation. More detail on purchase limits, including the definition of "associate" and "acting in concert", can be found in the section of the Prospectus titled *"The Conversion and Offering – Limitations on Common Stock Purchases."*

Q: Is it possible that I will not receive any or all of the shares I ordered?

A: Yes. If we receive orders in the stock offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund, plus interest, based upon your method of payment.

Q: I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible depositor?

A: No, subscription rights are non-transferable! Only certain Atlantic Coast Bank depositors have non-transferable rights to purchase shares in the subscription offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible depositor(s), as described

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors’section, beginning on page
THE STOCK OFFERING AND PURCHASING SHARES
GENERAL — THE CONVERSION
Our Board of Director: has determined that the conversion is in the best interest of Atlantic Coast Bank, our customers, our stockholders and the communities we serve.